EXHIBIT 99.1

Mobetize Corp. Appoints Grant Thornton LLP as Auditors

BLAINE, Wash., May 6, 2015 (GLOBE NEWSWIRE) -- Mobetize Corp. (OTCBB:MPAY) announces the appointment of Grant Thornton LLP to be the Company's auditors for our March 31st 2015 year end audit replacing our previous auditors DeJoya Griffith, LLC.

"We are very pleased to be working with Grant Thornton LLP as a recognized global audit firm. Grant Thornton's experience and competence as one of the Big 6 accounting firms can assist Mobetize in many areas as we expect to grow rapidly over the next 3 years," stated Stephen Fowler, CFO, Mobetize Corp.

About Grant Thornton

Grant Thornton is one of the world's leading organizations of independent assurance, tax and advisory firms. These firms help dynamic organizations unlock their potential for growth by providing meaningful, forward looking advice. Proactive teams, led by approachable partners in these firms, use insights, experience and instinct to understand complex issues for privately owned, publicly listed and public sector clients and help them to find solutions. More than 35,000 Grant Thornton people, across over 100 countries, are focused on making a difference to clients, colleagues and the communities in which we live and work.

About Mobetize Corp.

Mobetize Corp. (OTCQB:MPAY) is a technology leader in mobile commerce payment solutions. Mobetize's brandable platform enables telecom operators, employers and other financial providers to simplify the delivery of mobile financial services. Mobetize ensures end-to-end integration for services such as retail/online payments, prepaid air-time top ups for gifts, international remittances and transfers, P2P transfers and Visa/MasterCard programs on mobile devices. Mobetize seamlessly integrates and white labels customers' secure mobile money platform with their delivery partners to help increase their revenues, decrease customer service costs and increase loyalty to existing offerings. For more information, please visit the Company website at http://www.mobetize.com

CONTACT: Stephen Fowler
         Mobetize Corp.
         (206) 347-4515
         sfowler@mobetize.com